Exhibit 99.1

FactSet Research Systems Inc.

601 Merritt 7

Norwalk, Connecticut 06851

203.810.1000 / 203.810.1001 Fax

News Release	Contact:
Peter Walsh
FactSet Research Systems Inc.
FOR IMMEDIATE RELEASE	203.810.1000

FactSet Research Systems Annual Subscription Value Rises 22% during the Second Quarter of Fiscal 2008

Norwalk, Connecticut – March 18, 2008 – FactSet Research Systems Inc. (NYSE: FDS), a leading provider of integrated financial information and analytical applications to the global investment community, today announced its results for the second quarter of fiscal 2008.

For the quarter ended February 29, 2008, revenues increased to $140.2 million, up 21% compared to the prior year period. Revenues in the prior year quarter were aided by $1.2 million of incremental non-subscription revenues from FactSet’s Partner product. Excluding the incremental $1.2 million of non-subscription revenue, revenues were up 22% for the quarter ended February 29, 2008. To aid an investor’s ability to make more precise interpretations of FactSet’s financial results, a supplementary schedule is presented on page 9 of this press release that summarizes non-subscription revenues. As a reminder, non-subscription revenues are not included in the calculation of FactSet’s annual subscription value (“ASV”). ASV at any given point in time represents the forward-looking revenues for the next 12 months from all annual subscription services currently being supplied to clients.

Income from operations for the second quarter rose to $43.2 million from $37.8 million in the same period of fiscal 2007. Net income advanced to $29.5 million as compared to net income of $26.5 million a year ago. Diluted earnings per share increased to $0.59, up from $0.52 in the same period of fiscal 2007.

Included in the second quarter was a pre-tax charge of $2.4 million related to an increase in the estimate of the number of performance-based stock options that will vest in August 2008. During the second quarter, FactSet estimated that it was probable the Company would achieve ASV and diluted earnings per share growth of at least 20% on a compounded annual basis for the two years ended August 31, 2008. This reflects a higher performance level than previously estimated and accordingly increased the number of options that is estimated to vest at the end of fiscal 2008. This change in estimate reduced diluted earnings per share by $0.03 and decreased operating margins by 180 basis points from 32.6% to 30.8%.

GAAP financial measures including operating income, net income and diluted earnings per share have been adjusted to report non-GAAP financial measures that exclude the $2.4 million incremental charge related to performance-based options. Non-GAAP operating income for the quarter was $45.7 million, up 21%. Non-GAAP net income advanced 17% to $31.1 million and non-GAAP diluted earnings per share increased 19% to $0.62. The growth rates of non-GAAP net income and non-GAAP earnings per share were adversely impacted by a 20% decline in other income to $1.4 million for the quarter ended February 29, 2008.

A reconciliation between GAAP and non-GAAP financial measures is presented on page 8 of this press release.

(In thousands, except per share data)	Three Months Ended			Six Months Ended
	Feb 29, 2008	Feb 28, 2007	Change	Feb 29, 2008	Feb 28, 2007	Change
Revenues	$140,238	$116,313	20.6%	$274,413	$225,194	21.9%
Non-GAAP income from operations	45,660	37,785	20.8%	88,157	73,206	20.4%
Other income	1,431	1,797	(20.4)%	3,473	3,284	5.8%
Provision for income taxes	15,179	13,101	15.9%	30,319	26,214	15.7%
Non-GAAP Net income	31,089	26,481	17.4%	60,488	50,276	20.3%
Non-GAAP Diluted earnings per share	$0.62	$0.52	19.2%	$1.20	$0.98	22.4%
Diluted weighted average shares	50,023	51,314		50,388	51,230

Philip A. Hadley, Chairman and CEO said, “We again delivered very strong ASV growth, exceeding 20%. Given the difficult economic conditions, this achievement is indicative of our very broad product suite that benefits a global, blue chip client base. I’m also proud to announce that during the second quarter, our transition to Hewlett Packard Integrity mainframes was completed in both of our data centers well ahead of schedule.”

Annual Subscription Value (ASV)

ASV increased $33.9 million during the quarter. Excluding $3.2 million from the acquisition of DealMaven and $0.4 million from foreign exchange, ASV increased $30.3 million or 22.5%.

The ASV change for the quarter was almost entirely derived from FactSet’s global investment management client base. As disclosed last quarter, investment banking clients are carefully managing expenses during the current market cycle downturn.

FactSet’s investment management business is accelerating across all geographies and represents 78% of total ASV. ASV growth rates in the U.S., Europe and Asia all exceeded 20% at quarter-end. During the second quarter, $6.0 million of the $33.9 million increase in ASV was due to a pricing change for most U.S. investment management clients. The 3% price change was announced in the summer of 2007 and took effect on January 1, 2008.

At February 29, 2008 ASV was $575.1 million. Of this total, ASV from FactSet’s domestic operations was $396.0 million, while overseas operations support ASV of $179.1 million.

Other Financial Highlights

•	U.S. revenues were $97.1 million, up 20% excluding non-subscription revenues.

•	Revenues from non-U.S. operations increased 25% to $43.1 million. On a constant currency basis and excluding non-subscription revenues, the increase was 26%.

•	Non-GAAP operating margins accelerated to 32.6%, up 90 basis points from the first quarter.

•	Other income declined 20% as result of reallocating investments to U.S. government backed securities and the Federal Reserve lowering U.S. interest rates by 150 basis points during the quarter.

•

The annual effective tax rate at the end of the quarter was 34.2%. This rate included the adverse impact from the expiration of the U.S. Federal R&D tax credit on December 31, 2007. The expiration caused FactSet’s effective tax rate to increase 70 basis points in the second quarter. The R&D credit, enacted in 1981 has been extended thirteen times by Congress and lapsed for one year from July 1995 through June 1996.

Operational Highlights

•	Users rose to 39,100, up 1,300 during the second quarter.

•	Client count was 2,021 as of February 29, a net increase of 28 clients.

•	595 clients, consisting of 5,248 users, subscribed to the PA 2.0 application at quarter-end.

•	Employee count at February 29, 2008 was 1,828. Excluding the acquired DealMaven employees, headcount is up 22% from a year ago and 10% over the past six months.

•	Client retention rate remained above 95%.

•	In January 2008, the Company’s Board of Directors approved an expansion of the existing share repurchase program by an additional $125 million.

•	During the quarter, 683,066 shares were repurchased for $35.7 million. At February 29, there was $117.1 million authorized for future share repurchases.

•	Common shares outstanding at February 29, 2008 were 47.9 million.

Capital Expenditures

Capital expenditures in the second quarter of fiscal 2008 were $7.4 million, net of landlord contributions for construction. Expenditures for computer equipment were $5.2 million and the remainder covered office space expansion. Major computer expenditures included adding six Hewlett Packard Integrity mainframes to the Company’s data centers, which successfully completed the upgrade to Hewlett Packard Integrity mainframes from Hewlett Packard Alpha mainframes. During the first half of the year capital expenditures were $13.0 million, net of landlord contributions for construction.

DealMaven Acquisition

On January 31, 2008, FactSet acquired DealMaven, Inc. for $14.0 million in cash. Formed in 1999, DealMaven provides tools to improve the workflow of investment bankers when working in Microsoft Excel and helps firms gather, analyze, check and present data more efficiently. DealMaven’s financial analysis training has also been deployed by several bulge bracket investment banks. The impact from this acquisition on the financial results for the second quarter was immaterial in all respects. The company is headquartered in New York City and supported by approximately 17 employees. The acquisition increased ASV by $3.2 million and over the next 12 months, is not expected to have a material impact on operating income or diluted earnings per share. Operating margins should decrease by approximately 20 basis points as a result of adding a similar amount of revenues and expenses.

Year-to-Date Results of Operations

For the six months ended February 29, 2008, revenues increased 22% to $274.4 million and GAAP operating income rose 17% to $85.7 million. GAAP net income grew 17% to $58.9 million while GAAP diluted earnings per share increased 19% to $1.17.

For the six months ended February 29, 2008, non-GAAP operating income advanced 20% to $88.2 million and non-GAAP net income increased 20% to $60.5 million. Non-GAAP diluted earnings per share increased 22% to $1.20 during the first six months of fiscal 2008 as compared to the same period a year ago. A reconciliation between GAAP and non-GAAP financial measures is presented on page 9 of this press release.

Business Outlook

The following forward-looking statements reflect FactSet’s expectations as of March 18, 2008. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. The Company does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

Third Quarter Fiscal 2008 Expectations

•

Revenues are expected to range between $145 million and $149 million. This guidance assumes no revenues from Bear Stearns and that its pending sale will not result in additional revenues from displaced users being employed at new or existing clients.

•

Operating margins are expected to range between 30.5% and 32.5%. Operating margin guidance includes $0.9 million of expenses related to the bi-annual FactSet engineering conference scheduled for May 2008.

•	Other income is expected to be between $0.7 million and $1.3 million.

•	The effective tax rate is expected to range between 34.0% and 35.0% and assumes the U.S. Federal R&D tax credit is not reenacted.

Full Year Fiscal 2008

•	Capital expenditures, net of landlord contributions, should range between $35 million and $41 million, a reduction in the range of $3.0 million from the November 30, 2007 guidance.

Forward looking statements

This news release contains forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, subscriptions, expected expenditures and financial results are forward-looking statements. Forward-looking statements may be identified by words like “expected,” “anticipates,” “plans,” “intends,” “projects,” “should,” “indicates,” “continues,” “subscriptions” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet’s filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, the status of the global economy, the ability to integrate newly acquired companies; the stability of global securities markets; the ability to hire qualified personnel; the maintenance of the Company’s leading technological position; the impact of global market trends on the Company’s revenue growth rate and future results of operations; the negotiation of contract terms with corporate vendors, data suppliers and potential landlords; the retention of key clients; the successful resolution of ongoing audits by tax authorities; the continued employment of key personnel; the absence of U.S. or foreign governmental regulation restricting international business; and the sustainability of historical levels of profitability and growth rates in cash flow generation.

About non-GAAP Financial Measures

Financial measures in accordance with generally accepted accounting principles (“GAAP”) including revenues, operating margins and diluted earnings per share have been adjusted to report non-GAAP financial measures that exclude a charge related to stock-based compensation. Included in the just completed second quarter was a charge of $2.4 million related to an increase in the estimate of the number of performance-based stock options that will vest in August 2008. This change reduced GAAP diluted earnings per share by $0.03 and decreased operating margins by 180 basis points to 30.8% as compared to 32.6%. FactSet uses these non-GAAP financial measures, both in presenting its results to shareholders and the investment community, and in its internal evaluation and management of the businesses. The Company believes that these financial measures and the information it provides are useful to investors because it permits investors to view the Company’s performance using the same tool that management uses to gauge progress in achieving its goals. Investors may benefit from referring to these non-GAAP financial measures in assessing the Company’s performance and when planning, forecasting and analyzing future periods and may also facilitate comparisons to its historical performance.

The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables beginning on page 8 of this release captioned “Reconciliation of GAAP and non-GAAP Financial Measures.”

Conference Call

The Company will host a conference call today, March 18, 2008 at 11:00 a.m. (EST) to review the second quarter fiscal 2008 earnings release. To listen, please visit the investor relations section of the Company’s website at www.factset.com.

About FactSet

FactSet Research Systems Inc. combines integrated financial information, analytical applications, and client service to enhance the workflow and productivity of the global investment community. The Company, headquartered in Norwalk, Connecticut, was formed in 1978 and now conducts operations along with its affiliates from more than twenty-three locations worldwide, including Boston, New York, Chicago, San Mateo, London, Frankfurt, Paris, Amsterdam, Milan, Tokyo, Hong Kong, and Sydney.

FactSet Research Systems Inc.

Consolidated Statements of Income

(In thousands, except per share data and unaudited)	Three Months Ended		Six Months Ended
	Feb 29, 2008	Feb 28, 2007	Feb 29, 2008	Feb 28, 2007
Revenues	$140,238	$116,313	$274,413	$225,194

Operating expenses
Cost of services	47,478	36,730	92,421	71,671
Selling, general and administrative	49,520	41,798	96,255	80,317

Total operating expenses	96,998	78,528	188,676	151,988

Income from operations	43,240	37,785	85,737	73,206
Other income	1,431	1,797	3,473	3,284

Income before income taxes	44,671	39,582	89,210	76,490
Provision for income taxes	15,179	13,101	30,319	26,214

Net income	$29,492	$26,481	$58,891	$50,276

Basic earnings per common share	$0.61	$0.54	$1.22	$1.03
Diluted earnings per common share	$0.59	$0.52	$1.17	$0.98

Weighted average common shares (Basic)	48,069	48,957	48,225	48,957
Weighted average common shares (Diluted)	50,023	51,314	50,388	51,230

FactSet Research Systems Inc.

Consolidated Statements of Financial Condition

(In thousands and unaudited)	February 29, 2008	August 31, 2007
ASSETS
Cash and cash equivalents	$123,380	$168,834
Investments	23,745	17,388
Receivables from clients and clearing broker, net of reserves	70,767	59,579
Deferred taxes	3,019	2,808
Prepaid taxes	10,244	—
Other current assets	5,031	3,723

Total current assets	236,186	252,332
Property, equipment, and leasehold improvements, net	80,805	78,945
Goodwill	159,989	146,187
Intangible assets, net	37,847	36,789
Deferred taxes	8,602	7,211
Other assets	2,471	2,286

Total assets	$525,900	$523,750

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$23,237	$23,461
Accrued compensation	20,922	30,105
Deferred fees	22,842	25,730
Dividends payable	5,744	5,802
Taxes payable	—	5,552

Total current liabilities	72,745	90,650
Deferred taxes	6,156	6,450
Taxes payable	4,097	—
Deferred rent and other non-current liabilities	19,021	17,339

Total liabilities	$102,019	$114,439
Stockholders’ Equity
Common stock	568	562
Capital in excess of par value	189,969	162,561
Treasury stock, at cost	(298,760)	(233,372)
Retained earnings	518,528	469,880
Accumulated other comprehensive income	13,576	9,680

Total stockholders’ equity	423,881	409,311

Total liabilities and stockholders’ equity	$525,900	$523,750

FactSet Research Systems Inc.

Consolidated Statements of Cash Flows

(In thousands and unaudited)	Six Months Ended
	Feb 29, 2008	Feb 28, 2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$58,891	$50,276
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	14,932	13,573
Stock-based compensation expense	7,612	4,604
Deferred income taxes	(3,023)	(2,549)
Gain on sale of assets	(65)	(61)
Excess tax benefits from share-based payment arrangements	(6,981)	(2,602)
Changes in assets and liabilities, net of effects of acquisitions
Receivables from clients and clearing broker, net	(10,712)	(10,539)
Accounts payable and accrued expenses	(625)	1,209
Accrued compensation	(9,272)	(5,874)
Deferred fees	(3,241)	28
Taxes payable	(3,373)	(213)
Deferred rent	1,505	1,387
Landlord contributions	207	416
Other working capital accounts, net	(1,048)	(1,548)

Net cash provided by operating activities	44,807	48,107

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of business, net of cash acquired	(13,891)	—
Proceeds from sales of investments	18,893	9,584
Purchases of investments	(25,103)	(9,855)
Insurance proceeds from fixed asset recoveries	175	—
Purchases of property, equipment and leasehold improvements	(13,235)	(15,300)

Net cash used in investing activities	(33,161)	(15,571)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(11,543)	(5,781)
Repurchase of common stock	(65,387)	(21,432)
Repayment of note	—	(2,210)
Proceeds from employee stock plans	12,678	6,596
Excess tax benefits from share-based payment arrangements	6,981	2,602

Net cash used in financing activities	(57,271)	(20,225)
Effect of exchange rate changes on cash and cash equivalents	171	282

Net (decrease) increase in cash and cash equivalents	(45,454)	12,593
Cash and cash equivalents at beginning of period	168,834	126,549

Cash and cash equivalents at end of period	$123,380	$139,142

Reconciliation of GAAP and non-GAAP Financial Measures

Income from operations, net income and diluted earnings per share have also been adjusted to exclude an incremental $2.4 million of stock-based compensation from a favorable change in the expected outcome of performance-based stock options. FactSet’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding its financial results and that investors may benefit from referring to these non-GAAP financial measures in assessing FactSet’s performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures may also facilitate comparisons to FactSet’s historical performance.

(In thousands, except per share data)	Three Months Ended			Six Months Ended
	Feb 29, 2008	Feb 28, 2007	Change	Feb 29, 2008	Feb 28, 2007	Change
GAAP Income from operations	$43,240	$37,785	14.4%	$85,737	$73,206	17.1%
Incremental FAS 123(R) (a)	2,420	—		2,420	—

Non-GAAP Income from operations	$45,660	$37,785	20.8%	$88,157	$73,206	20.4%

GAAP Net income	$29,492	$26,481	11.4%	$58,891	$50,276	17.1%
Incremental FAS 123(R), net of tax (a)	1,597	—		1,597	—

Non-GAAP Net income	$31,089	$26,481	17.4%	$60,488	$50,276	20.3%

Non-GAAP Diluted earnings per common share	$0.62	$0.52	19.2%	$1.20	$0.98	22.4%
Weighted average common shares (Diluted)	50,023	51,314		50,388	51,230

(a)	To add-back incremental stock-based compensation, net of tax related to an increase in expense from performance-based options. During the second quarter, FactSet estimated that it was probable the Company would achieve ASV and diluted earnings per share growth of at least 20% on a compounded annual basis for the two years ended August 31, 2008. This revised estimate reflects a performance level of “excellent” and increased the number of options that is estimated to vest at the end of fiscal 2008. Refer to footnote 9 in the Company’s quarterly report on Form 10-Q filed with the SEC on January 9, 2008 for further information.

Supplementary Schedule to the Second Quarter Earnings Release

To aid an investor’s ability to make more precise interpretations of FactSet’s financial results, the supplementary schedule below summarizes revenues related to services that are not included in the calculation of FactSet’s subscription value. Non-subscription services include revenues derived from workstations sold to summer interns, introducing brokerage services, M&A related publications and the Partner software product which is used to author equity research reports. Although the impact from non-subscription revenues individually and in the aggregate has been immaterial to FactSet’s annual results, this table might enhance an investor’s overall understanding of quarterly revenues.

Non-Subscription Revenues (1)

(In thousands and unaudited)	Feb 29, 2008	Feb 28, 2007	$ Change	% Change
For the three months ended	$1,429	$2,585	$(1,156)	(45)%
For the six months ended	$2,554	$3,318	$(764)	(23)%

(1)	Revenues from FactSet services that are not sold on a subscription basis are excluded from FactSet’s reported annual subscription value. The aforementioned amounts were included in FactSet’s reported revenues each quarter.